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                                                              EXHIBIT 99.(d)(xi)

                     STRATEGIC PARTNERS STYLE SPECIFIC FUNDS
                           THE TARGET PORTFOLIO TRUST


                              Subadvisory Agreement
                              ---------------------


         Agreement made as of this 2nd day of October, 2003 between Prudential Investments LLC (PI or the Manager), a New York limited liability company, and RS Investment Management, L.P. (RS Investments or the Subadviser).

         WHEREAS, the Manager has entered into a Management Agreement (each, a Management Agreement) (i) dated August 25, 1999, with Strategic Partners Style Specific Funds and (ii) dated as of November 9, 1992, as amended, with The Target Portfolio Trust (the Trusts). Each of the Trusts is a Delaware statutory trust and a diversified, open-end management investment company registered under the Investment Company Act of 1940 as amended (the 1940 Act), pursuant to which PI acts as Manager of the Trusts; and

         WHEREAS, the Manager desires to retain the Subadviser to provide investment advisory services to each Trust and one or more of each Trust's respective series as specified in Schedule A hereto (individually and collectively, with the Trusts, referred to herein as the Fund) and to manage such portion of the Fund as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

         NOW, THEREFORE, the Parties agree as follows:

         1. (a) Subject to the supervision of the Manager and the Board of Trustees of each Fund, the Subadviser shall manage such portion of the Fund's portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time and delivered to the subadvisor by the Manager, being herein called the "Prospectus"), and subject to the following understandings:

                         (i) The Subadviser shall provide supervision of such
                    portion of the Fund's investments as the Manager shall direct and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

                         (ii) In the performance of its duties and obligations
                    under this Agreement, the Subadviser shall act in conformity with the copies of the

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                    Declaration of Trust, By-Laws and Prospectus of the Fund
                    provided to it by the Manager (the Fund Documents) and with the written instructions and directions of the Manager and of the Board of Trustees of the Fund, co-operate with the Manager's (or its designee's) personnel responsible for monitoring the Fund's compliance and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations. In connection therewith, the Subadviser shall, among other things, prepare and file such reports as are, or may in the future be, required of it by the Securities and Exchange Commission (the Commission). The Manager shall provide Subadviser timely with copies of any updated Fund documents.

                         The Subadviser shall determine the securities and
                    futures contracts to be purchased or sold by such portion of the Fund's portfolio, as applicable, and will place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Wachovia Securities LLC (or any broker or dealer affiliated with the Subadviser) in accordance with the policy with respect to brokerage as set forth in the Fund's Prospectus or as the Board of Trustees may direct from time to time. The subadvisor agrees that in placing such orders for a Fund it shall attempt to obtain best execution, provided that, the Subadvisor may, on behalf of such Fund, pay brokerage commissions to a broker which provides brokerage and research services to the Subadvisor in excess of the amount another broker would have charged for effecting the transaction, provided (i) the Subadvisor determines in good faith that the amount is reasonable in relation to the value of the brokerage and research services provided by the executing broker in terms of the particular transaction or in terms of the subadvisor's overall responsibilities with respect to such Fund and the accounts as to which the Subadvisor exercises investment discretion, and in the opinion of the Subadvisor, the total commissions paid by such Fund will be reasonable in relation to the benefits to the Fund over the long term. It is understood that Wachovia Securities LLC (or any borker or dealer affiliated with the Subadviser) may be used as principal broker for securities transactions, but that no formula has been adopted for allocation of the Fund's investment transaction business. It is also understood that it is desirable for the Fund that the Subadviser have access to supplemental investment and market research and security and economic analysis provided by brokers or futures commission merchants who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities and futures contracts for the Fund with such brokers or futures commission merchants, subject

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                    to review by the Fund's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such borkers or futures commission merchants may be useful to the Subadviser in connection with the Subadviser's services to other clients.On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in a manner the Subadviser considers to be the most equitable over the long to the Fund and to such other clients.

                         (iv) The Subadviser shall maintain all books and
                    records with respect to the Fund's portfolio transactions effected by it as required by subparagraphs (b)(5), (6),
                    (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Fund's Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund's securities.

                         (v) The Subadviser or its affiliate shall provide the
                    Fund's Custodian on each business day with information relating to all transactions concerning the portion of the Fund's assets it manages, and shall provide the Manager with such information upon request of the Manager.

                         (vi) The investment management services provided by the
                    Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, Subadviser and Manager understand and agree that if the Manager manages the Fund in a "manager-of-managers" style, the Manager will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with such Subadviser (ii) periodically make recommendations to the Fund's Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Fund's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

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                         (vii) The Subadviser acknowledges that the Manager and
                    the Fund intend to rely on Rule 17a-10 under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Fund with respect to transactions for the Fund in securities or other assets.

            (b) The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Fund to serve in the capacities in which they are elected.

            The Subadviser shall keep the Fund's books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser's services hereunder requested by the Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund, and the Subadviser will surrender promptly to the Fund any of such records upon the Fund's request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

            (d) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended, and other applicable state and federal regulations.

            (e) The Subadviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

            (f) The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Fund's portfolio, subject to such reporting and other requirements as shall be established by the Manager.

         2. The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser's performance of its duties under this Agreement. The Manager shall provide (or cause the Fund's custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Fund managed by the Subadviser, cash requirements and cash available for investment in such portion of the Fund, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including


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any excerpts of minutes of meetings of the Board of Trustees of the Fund that affect the duties of the Subadviser).

         3. For the services provided and the expenses assumed pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Fund's average daily net assets of the portion of the Fund managed by the Subadviser as described in the attached Schedule A. Liability for payment of compensation by the Manager to the Subadviser under this Agreement is contingent upon the Manager's receipt of payment from the Fund for management services described under the Management Agreement between the Fund and the Manager. Expense caps or fee waivers for the Fund that may be agreed to by the Manager, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Manager.

         4. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Fund may have against the Subadviser under federal or state securities laws. The Manager shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys fees, which may be sustained as a result of the Manager's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Manager, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Subadviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

         5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Fund and the Manager of the occurrence or anticipated occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change or anticipated change in control (as

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defined in the 1940 Act) of the Subadviser; provided that the Subadviser need not provide notice of such an anticipated event before the anticipated event is a matter of public record.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; (2) to the Fund at Gateway Center Three, 4th Floor, 100 Mulberry Street, Newark, NJ 07102-4077,
Attention: Secretary; or (3) to the Subadviser at 388 Market Street, San Francisco, CA 94111, Attention: David M. Elliott.

         6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers or employees who may also be a Trustee, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

         7. During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

         8. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

          9. This Agreement shall be governed by the laws of the State of New York.

         10. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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         IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                          PRUDENTIAL INVESTMENTS LLC

                                          By:     /s/Robert F. Gunia
                                                  ------------------
                                          Name:   Robert F. Gunia
                                                  ---------------
                                          Title:  Executive Vice President





                                          RS INVESTMENT MANAGEMENT, L.P.

                                          By:     /s/Steve Cohen
                                                  ---------------
                                          Name:   Steve Cohen
                                                  -----------
                                          Title:  Chief Financial Officer

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                                   SCHEDULE A
                                   ----------

As compensation for services provided by RS Investment Management, L.P., Prudential Investments LLC will pay RS Investment Management, L.P. a monthly fee equal, on an annualized basis, pursuant to the following schedule:



FUND/SERIES:                                        ANNUAL FEE (AS A % OF AVERAGE NET ASSETS):
------------------------------------------------------------------------------------------------------------
Strategic Partners Style Specific Funds             0.50% of the average daily net assets of the portion of
  Strategic Partners Small                          each Fund subadvised by RS Investment Management, LP up
  Capitalization Growth Fund                        to $150 million in assets, and 0.45% of the average
                                                    daily net assets of the portion of the Fund subadvised
The Target Portfolio Trust                          by RS Investment Management, LP on all assets in excess
    Small Capitalization Growth                     of $150 million.
    Portfolio
------------------------------------------------------------------------------------------------------------




For purposes of the fee calculation, the assets of the Funds subadvised by RS Investment Management, LP shall be aggregated, and combined with all other funds managed by PI for which RS Investment Management, LP serves as a subadviser.



Dated as of October 2, 2003.